EXHIBIT 4.2
URSTADT BIDDLE PROPERTIES INC.

FIRST AMENDMENT TO
AMENDED AND RESTATED RESTRICTED STOCK AWARD PLAN

  WHEREAS, the Board of Directors (the “Board”) and stockholders of Urstadt Biddle Properties Inc. (the “Company”) adopted the Amended and Restated Restricted Stock Award Plan as of March 24, 2016 (the “Plan”);

WHEREAS, Section 12 of the Plan permits the Board and/or the Compensation Committee of the Board to modify or amend the Plan to increase the maximum number of shares of restricted stock that may be awarded under this Plan, but only if such increase is approved by stockholders of the Company;

WHEREAS, on December 12, 2018, the Board approved an amendment to the Plan to increase by 1,000,000 shares the maximum number of shares of restricted stock that may be issued or transferred under the Plan for a total of 5,500,000, of which 350,000 shares shall be Common Stock, 350,000 shares shall be Class A Common Stock and the remaining shares, at the discretion of the Compensation Committee administering the Plan, shall be any combination of Common Stock or Class A Common Stock (the “Amendment”); provided, however, that any such increase in the number of shares of restricted stock that may be issued or transferred under the Plan shall be subject to, and shall not become effective until, the stockholders of the Company have approved such change; and

 WHEREAS, on March 21, 2019, stockholders of the Company approved the Amendment.

NOW, THEREFORE, the following amendment and modification is hereby made a part of the Plan, effective March 21, 2019:

1.	Section 5 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

“5. Shares subject to the Plan

The maximum number of shares of Restricted Stock that may be issued or transferred under the Plan is 5,500,000, of which 350,000 shares shall be Common Stock, 350,000 shares shall be Class A Common Stock and 4,800,000 shares, at the discretion of the Committee, shall be any combination of Common Stock or Class A Common Stock.  Any shares of Restricted Stock which have been awarded, but are later forfeited to the Company, will again be available for Awards under the Plan.

The Restricted Stock that may be issued or transferred under the Plan may be authorized but unissued Shares or Shares acquired by the Company and held in its Treasury as determined by the Committee.”

2.	In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.
This Amendment has been adopted by the Board of Directors of the Company as of December 12, 2018, subject to approval by stockholders of the Company, which was received on March 21, 2019.